Exhibit 10.10

PLX TECHNOLOGY, INC.
2014 EXECUTVE VARIABLE COMPENSATION PLAN

1.           Introduction - The Company hereby adopts this Plan, effective as of January 1, 2014. The purpose of the Plan is to reward performance and to retain all Executive employees of PLX Technology, Inc. This document constitutes the written instrument under which the Plan is maintained.

2.           Definitions

a.	“Annual Operating Plan” or “AOP” is management’s projected operating plan for 2014 approved at the meeting of the Company’s Board of Directors on December 12, 2013.
b.
“Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) misconduct that results in harm to the Company; (iii) material failure to perform assigned duties; or (iv) willful disregard of lawful instructions from the chief executive officer of the Company or the Board of Directors relating to the business of the Company or any of its affiliates.

c.	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued with respect thereof.
d.	“Committee” means the Compensation Committee of the Company’s Board of Directors.
e.	“Company” means PLX Technology, Inc., a Delaware corporation including its wholly-owned subsidiaries.
f.
“Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

g.	“Eligible Employee” means each regular, full-time employee who becomes an employee of the Company no later than September 30, 2014 who is not eligible under sales incentive plans.
h.	“Executive” means those individuals holding the titles listed as Executive Participants in Exhibit A.
i.	“Normal Retirement Age” means age sixty (60).
j.	“Participant” means each Eligible Employee who is designated from time to time by the Committee in writing.
k.	“Plan” means the PLX Technology, Inc. 2014 Executive Variable Compensation Plan, as set forth in this document and as hereafter amended.
l.	“Retirement” means the termination of employment after Normal Retirement Age.

3.           Variable Compensation Award

a.
Each Executive Participant in the Plan has an adjusted target variable compensation expressed as a percentage of their base salary as shown in Exhibit A. The target variable compensation for Executive employees consists of five segments: Revenue (20%), Gross Margin (20%), Non-GAAP spending (20%), performance to group and or functional goals (20%) and performance to personal objectives (20%).  A Participant cannot receive more than 100% of that Participant’s adjusted target variable compensation for group or personal objectives and cannot receive more than 200% of that Participant’s position target variable compensation.  The scoring of the Participant’s performance against the group and individual goals will be measured in the Company’s Performance Management system.

b.	Performance to operating metrics

i.
The Company must have positive non-GAAP net income before any of the following operating metrics-based elements would apply.  The following operating metrics are based on the Company’s 2014 full year operating results.

ii.
Revenue – For each percent that revenues are above or below the AOP, the Participant’s revenue-related variable compensation target will be increased or reduced by ten (10) percent.  The amount cannot be less than zero and is subject to the aggregate limitation in Section 3.

iii.
Gross Margin – For each percentage point that gross margin is above or below the AOP, the Participant’s gross margin-related variable compensation target will be increased or reduced by forty (40) percent.   The amount cannot be less than zero and is subject to the aggregate limitation in Section 3.

iv.
Non-GAAP Spending – For each percent that non-GAAP spending is above or below the AOP, the Participant’s revenue-related variable compensation target will be reduced or increased by twenty (20) percent.  The amount cannot be less than zero and is subject to the aggregate limitation in Section 3.

c.
Adjustment of AOP – If a significant transaction that was not contemplated in the AOP occurs during 2013 and has the effect of modifying Revenue, Gross Margin or Non-GAAP Spending expectations, the Compensation Committee may make adjustments to the AOP to reflect those changes.

  4.           Payment of Variable Compensation Award

a.
Vesting, Timing and Form of Payment - Subject to Sections 4(b), 4(c), 4(d) and 7, for Executive Participants, one hundred percent (100%) of the first $1,200,000 of the Pool assigned to Executives shall vest on January 1, 2015 and be paid to the Participants on the last business day in January 2015.

i.	Aggregate amounts for the Executive Participant group that exceed $1,200,000 shall be paid as follows:
ii.
Sixty percent (60%) of the amount in excess of $1,200,000 will be allocated to the Executive Participants and shall vest on January 1, 2015 and be paid to the Executive Participants on the last business day in January 2015,

iii.
Twenty percent (20%) of the amount in excess of $1,200,000 will be allocated to the Executive Participants and shall vest on January 1, 2016 and be paid to the Executive Participants on the last business day in January 2016 and

iv.
Twenty percent (20%) of the amount in excess of $1,200,000 will be allocated to the Executive Participants and shall vest on January 1, 2017 and be paid to the Executive Participants on the last business day in January 2017.

v.
Interest on Award Payment Amount - Interest at the Fed Funds Rate as of the last business day in January 2015 shall accrue on the Participant's unvested and unpaid Award Payment Amount. Subject to the forfeiture provisions in Section 4(c), interest shall be paid in accordance with the vesting schedule established by the Committee at the time the Award Payment is made.

b.
Distribution in the event of Retirement, termination as a result of Disability or termination without Cause - If a Participant terminates employment because of Retirement or Disability, or the Company terminates a Participant’s employment without Cause, the Participant shall be entitled to payment of all of his or her Award Payment Amount according to the schedule in Section 4(a), provided that if termination under these conditions occurs prior to January 1, 2015, the amount of the Variable Compensation Award payable will be the Award Payment Amount calculated pursuant to Section 3, multiplied by the number of days employee was employed in 2014 by the Company and then divided by 365 days, and all remaining amounts payable under Variable Compensation Award for 2014 shall be forfeited.

c.
Forfeiture - If the Company terminates a Participant’s employment for Cause or if the Participant’s regular, full-time employment is terminated for any reason not identified in 4(b), he or she shall forfeit all or any portion of his or her entire Award Payment Amount for 2014 (as set forth in Section 3) which is not yet vested and payable under the schedule set forth in Section 4(a) as of the date of termination.

d.
Timing of Distribution to a Beneficiary - If a Participant dies while still employed by the Company or after termination due to Retirement, Disability, or termination by the Company without Cause but before receiving a distribution of all of his or her Award Payment Amount according the schedule in Section 4(a), then the vesting of the Participant’s Award Payment Amount shall be fully accelerated such that one-

hundred percent (100%) of the Award Payment Amount, as calculated pursuant to Section 4(b) hereof (with the amount prorated to the date of death in the event death occurs prior to January 1, 2015), will be distributed to his or her beneficiary as a lump sum distribution on the last business day in January, 2015 following the Participant’s death.

e.
Beneficiary Designation - Each Participant must designate a beneficiary to receive a distribution of his or her Variable Compensation Award if the Participant dies before such amount is fully distributed to him or her. To be effective, a beneficiary designation must be signed, dated and delivered to the Committee. In the absence of a valid or effective beneficiary designation, the Participant’s surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant’s estate will be his or her beneficiary. If a married Participant designates anyone other than his or her spouse as his or her beneficiary, such designation will be void unless it is signed and dated by the Participant’s spouse.

5.           Withholding - The Company will withhold from any Plan distribution all legally required taxes and deductions.

6.           Administration - The Committee has the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. Subject to the provisions of the Plan, the Committee shall have full authority to select, in its sole discretion the Participants to whom Variable Compensation Awards will be granted.

7.           Amendment or Termination - Through December 31, 2014, the Committee, in its sole and unlimited discretion, may amend or terminate the Plan at any time, without prior notice to any Participant. After January 1, 2015, the Committee may amend or terminate the Plan provided that any such amendment does not reduce or increase any benefit which a Participant has earned and is otherwise entitled to under the terms of the Plan, nor accelerate the timing of any payment under the Plan. Notwithstanding the foregoing to the contrary, the Company reserves the right to the extent it deems necessary or advisable, in its sole discretion, to unilaterally alter or modify the Plan and any Variable Compensation Awards made thereunder to ensure that the Plan and Variable Compensation Awards provided to Participants who are U.S. taxpayers are made in such a manner that either qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Plan or any Variable Compensation Awards made thereunder will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Variable Compensation Awards made thereunder. The Plan shall automatically terminate on the date when no Participant (or beneficiary) has any right to or expectation of payment of further benefits under the Plan.

8.           Source of Payments - All payments under the Plan will be paid in cash from the general funds of the Company. No separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other general unsecured creditor of the Company. This Plan shall be binding upon the Company’s successors and assigns.

9.           Inalienability - A Participant’s rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

10.           Applicable Law - The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of California without reference to its principles of conflicts-of-laws.

11.           Severability - If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

12.           No Right of Continued Employment - THIS PLAN DOES NOT GIVE ANY ELIGIBLE EMPLOYEE OR PARTICIPANT THE RIGHT TO BE RETAINED AS AN EMPLOYEE. SUBJECT TO THE TERMS OF ANY WRITTEN EMPLOYMENT AGREEMENT TO THE CONTRARY, THE COMPANY SHALL HAVE THE

RIGHT TO TERMINATE OR CHANGE THE TERMS OF EMPLOYMENT OF AN ELIGIBLE EMPLOYEE OR A PARTICIPANT AT ANY TIME AND FOR ANY REASON WHATSOEVER, WITH OR WITHOUT CAUSE.

13.           Bindings on Successor - The liabilities and obligations of the Company under this Plan will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction.

IN WITNESS WHEREOF, PLX Technology, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

PLX TECHNOLOGY, INC.
   /s/       David Raun
Name: David Raun
Title: Chief Executive Officer
Date: December 12, 2013

Exhibit A

Each Executive Participant shall have a variable compensation target based upon their position and a percentage of their annual salary. The Participant’s target and adjusted target compensation from the Plan is as follows:

Executive Participants	Position Target	Adjusted Target
CEO:	100%	90%
CFO:	90%	81%
EVP Sales:	75%	67%
EVP Marketing & Bus. Dev.:	75%	67.5%
EVP Operations:	75%	67.5%
EVP Engineering - Switching:	75%	67.5%